                         THIS MANAGEMENT SERVICE AGREEMENT entered into as of the 30th day of August 2011

BETWEEN:

Xcelmobility Inc., a corporation incorporated under the laws of Nevada, USA, and having an Executive Office at #600 - 303 Twin Dolphins Drive, Redwood City, California.

(the “Company”)

AND:

Xili (Grace) Wang, Businesswoman of Room #706, Cyber Times Tower B, Tairan Road, Futian District, Shenzhen, China 518040

(“Wang”)

WHEREAS:

A.                       The Company wishes to engage Wang as provided herein; and

B.                       The Company and Wang wish to enter into a management Services Contract for their mutual benefit and subject to the terms outlined in this Agreement.

NOW THEREFORE in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.0                     MANAGEMENT SERVICES
1.1                     Wang represents and warrants to the Company that Wang has the required skills and experience to perform the duties and exercise the responsibilities required of Wang in the position of Chief Financial Officer.

1.2                     Wang and the Company agree to comply with and to be bound by the terms and conditions of this Agreement.

1.3                     During the term of employment, Wang shall well and faithfully serve and devote himself exclusively to the Company.

1.4                     In carrying out these duties and responsibilities, Wang undertakes to comply with all lawful instructions and directions, which he may receive from the Company. The duties and responsibilities to be carried out by Wang will be commensurate with the duties of Chief Financial Officer. Wang shall report to the Board as a whole as requested.

1.5                     Wang agrees and understands that the effective performance of Wang’s duties requires the highest level of integrity and the Company’s complete confidence in Wang’s relationship with other employees of the Company and with all persons dealt with by Wang in the course of his employment. Wang is required to ensure that he conducts himself in a professional, businesslike manner at all times.

1.6                     Wang acknowledges and agrees to familiarize himself with and to comply with all of the Company’s policies, practices and procedures as adopted from time to time.

1.7                     Wang shall be subject to an annual performance review.

2.0                     DUTIES
2.1                     Job descriptions specific to the position will be developed by the Compensation Committee of the Board, but in general terms Wang shall be responsible for the following:

(a)	Assist in performing all tasks necessary to achieve the organization's mission and help execute staff succession and growth plans.

(b)	Train the Finance Unit and other staff on raising awareness and knowledge of financial management matters.

(c)

Work with the President/CEO on the strategic vision including fostering and cultivating stakeholder relationships on city, state, and national levels, as well as assisting in the development and negotiation of contracts.

(d)

Participate in developing new business, specifically: assist the CEO in identifying new funding opportunities, the drafting of prospective programmatic budgets, and determining cost effectiveness of prospective service delivery.

(e)	Ensure adequate controls are installed and that substantiating documentation is approved and available such that all purchases may pass independent and governmental audits.

(f)

Provide the CEO with an operating budget. Work with the CEO to ensure programmatic success through cost analysis support, and compliance with all contractual and programmatic requirements. This includes:

i.	interpreting legislative and programmatic rules and regulations to ensure compliance with all federal, state, local and contractual guidelines,

ii.	ensuring that all government regulations and requirements are disseminated to appropriate personnel, and

iii.	monitoring compliance.

(g)

Oversee the management and coordination of all fiscal reporting activities for the organization including: organizational revenue/expense and balance sheet reports, reports to funding agencies, development and monitoring of organizational and contract/grant budgets.

(h)	Oversee all purchasing and payroll activity for staff and participants.

(i)

Develop and maintain systems of internal controls to safeguard financial assets of the organization and oversee federal awards and programs. Oversee the coordination and activities of independent auditors ensuring all A-133 audit issues are resolved, and all 403(b) compliance issues are met, and the preparation of the annual financial statements is in accordance with U.S. GAAP and federal, state and other required supplementary schedules and information.

(j)	Attend Board and Subcommittee meetings; including being the lead staff on the Audit/Finance Committee.

(k)	Monitor banking activities of the organization.

(l)	Ensure adequate cash flow to meet the organization's needs.

(m)	Investigate cost-effective benefit plans and other fringe benefits which the organization may offer employees and potential employees with the goal of attracting and retaining qualified individuals.

(n)

Oversee the production of monthly reports including reconciliations with funders and pension plan requirements, as well as financial statements and cash flow projections for use by Executive management, as well as the Audit/Finance Committee and Board of Directors.

(o)	Assist in the design, implementation, and timely calculations of wage incentives, commissions, and salaries for the staff.

(p)	Oversee Accounts Payable and Accounts Receivable and ensure a disaster recovery plan is in place.

(q)	Oversee business insurance plans and health care coverage analysis.

(r)	Oversee the maintenance of the inventory of all fixed assets, including assets purchased with government funds (computers, etc.) assuring all are in accordance with federal regulations.

3.0                     DURATION OF AGREEMENT
3.1                     The term of appointment and engagement of Wang shall commence on August 30, 2011 (the “Commencement Date”) and continue for an indefinite term. It is understood and acknowledged that Wang’s base management fee shall be deemed to have been earned as of July 28, 2011 notwithstanding the date this Agreement is entered into.

4.0                     REMUNERATION AND BENEFITS
4.1 I                    n consideration of Wang’s undertaking and performance of the obligations contained in this Agreement, the Company will compensate Wang for his services as follows:

(a)

Base Management Fee – development period: Wang is required to work more than 160 hours per month during the development period (until at least $2 million in funding has been obtained) and will be entitled to $3,000.00, per month during this period;

(b)

Base Management – post development period: After an aggregate of $2 million in funding is raised, the salary of Wang will be reviewed by the Compensation Committee of the Board of Directors. The Compensation Committee will recommend a revised management fee for Wang, but it will not be less than $150,000 per year. The revised management fee will come immediately upon funding.

(c)

Benefits: Wang shall be entitled to all of the benefits arising from the benefit plans of the Company as they may exist from time to time or as revised by the Compensation Committee of the Board of Directors ;

(d)

Vacation: At a time or times which are mutually convenient for the Company and Wang, Wang shall be entitled to five (5) weeks vacation during each calendar year of his engagement, of which not more than two weeks shall be taken at one time. Wang will be permitted to carry forward any unused vacation to the next year or receive compensation in kind;

(f)	Bonus:

(i)             The Compensation Committee of the Board of Directors will recommend a bonus program for Wang. Wang will be eligible for a significant bonus depending upon specific performance criteria for Wang and the overall financial performance of the Company in each fiscal year. This bonus, is payable within 120 days of the fiscal year end of the Company; and

(ii)           No bonus shall be payable to Wang from the date that he ceases to be actively engaged by the Company. Specifically, Wang is not entitled to a bonus for the year in which Wang terminates his engagement. In the event Wang’s engagement is terminated in the absence of just cause, Wang will receive bonus payments for the entire notice period in the amount determined by the average of the last two bonus payments made or $100,000 where no bonus payments have been made.

(d)

Expenses: The company will reimburse or pay for all reasonable business expenses incurred by Wang in the execution of his duties. This includes the expenses for airfare, accommodation and other business related expense. Any expense in excess of $2,500 or re-occurring expenses in excess of $1,000 per month will be approved by the CEO or CFO.

5.0                     TERMINATION
5.1                     This Agreement may be terminated by the Company as follows:

(a)	In the absence of just cause by the Company, Wang will receive payments in lieu of notice, based upon the length of services Wang has provided the Company:

Service Period	Notice
(i) less than thirty six months of service	Eighteen (18) months’ notice

(ii) more than thirty-six months of service	Thirty (30) months’ notice

(b)

Where the Company elects to give Wang notice of termination of this Agreement, in the absence of just cause, Wang may choose to receive payments due in either a lump sum, on a continuance basis or a combination of both.

(c)	During the period of notice, Wang will not be required to perform the responsibilities of his position and will return to the Company all property in his possession that belongs to the Company.

(d)

Where there is just cause for termination of the engagement or if Wang is in material breach of his obligations under this Agreement, Wang will not be entitled to notice, bonus payments or payment in lieu of notice of the termination of his management Services Agreement. The engagement of Wang shall cease upon receipt of notice that his services are being terminated for just cause. For the purposes of this Agreement, “just cause” will be defined by the common law.

5.2                     In the event that there is a change in control of the company the Wang can elect to follow one of the following options:

(i)	Within 30 days of the change of control event, Wang may immediately terminate this agreement and sign a new agreement with the controlling entity;

(ii)

If Wang does not sign a new agreement with the controlling entity, the controlling entity will proved Wang a cash payment equal to 1.5 times his annual salary at the time of the change of control event. This payment must be made within 60 days of the change of control event.

5.3                     This Agreement may be terminated by Wang with 2 months written notice to the Company. The Company may waive this notice requirement by written notice.

6.0                     CONFIDENTIAL INFORMATION AND PROPERTY
6.1                     Wang acknowledges that as the Chief Financial Officer and in any other position the Wang may hold, a relationship of confidence, trust and fiduciary obligation is created between Wang and the Company, and Wang will acquire information about certain matters and things which are confidential to the Company, and which information is the exclusive property of the Company including:

(a)	financial statements, financial books and records, reserve reports and estimates and other related information;

(b)	information concerning products, pricing, sales and marketing policies, techniques and concepts, including costing information, in respect of products and services provided or to be provided by Wang;

(c)	lists of present and prospective clients and related information, including names and addresses, borrowing habits and preferences of present and prospective clients of the Company;

(d)	purchasing information, including the names and addresses of present and prospective suppliers of the Company and prices charged by such suppliers;

(e)	computer systems, computer programs, data, software, system documentation, designs, manuals, databases;

(f)	trade secrets; and

(g)

any other materials or information related to the personnel, business operations, financing or activities of the Company which are not generally known to others engaged in similar businesses or activities.

(collectively, “Confidential Information”)

6.2                     Wang acknowledges and agrees that the Confidential Information could be used to the detriment of the Company. Accordingly, Wang agrees and undertakes not to disclose Confidential Information to any third party either during the term of his engagement except as may be necessary in the proper discharge of his employment, or after the term of his engagement, however caused, except with the written permission of the Company.

6.3                     Wang understands and agrees that all items of any and every nature or kind created by Wang pursuant to Wang’s employment under this Agreement or furnished by the Company to Wang, and all equipment, automobiles, credit cards, books, records, reports, files, manuals and any other documents and confidential information shall remain and be considered the exclusive property of the Company at all times, and shall be returned and shall be returned to the Company in good condition promptly on the termination of this Agreement, for any reason.

7.0                     NON-COMPETITION
7.1                     Wang also acknowledges that, by reason of employment, Wang will continue to receive the value and advantage of special training, skills and expert knowledge and experience of and contacts with customers of the Company and other employees of the Company who are engaged in the business of the Company.

7.2                     Wang further acknowledges that, in the course of employment, Wang will be assigned duties that will give him knowledge of confidential and proprietary information which relates to the conduct and details of the Company’s business and which will result in irreparable harm or injury to the Company which could not be adequately compensated by monetary damages if Wang should enter into the employment of a business which is the same as, or competitive with, the business of the Company, or should Wang enter into the business of the Company.

7.3                     Wang shall not commence, engage in, or participate in any business competitive with the business of the Company either directly or indirectly, either as individual or as a partner or joint venturer or as an employee, principal, consultant, agent, shareholder, officer, director or representative for any person, association, organization, or in any manner for a period of six months following the termination of his employment with the Company for any reason.

7.4                     Wang acknowledges and agrees that without prejudice to any and all other rights of the Company, in the event of his violation of any of the covenants contained in Sections 6 and 7, an injunction or other like remedy, including an interim injunction, will be a reasonable and effective remedy to protect the Company’s rights and property.

8.0                     SUCCESSORS AND PERSONAL REPRESENTATIVES
8.1                     This Agreement shall enure to the benefit of and be enforceable by the personal or legal representatives, executors, administrators, successors, assigns and heirs of the parties hereto.

9.0                     NOTICE
9.1                     Any notice or other communication required or contemplated under this Agreement to be given by one party to the other shall be delivered or mailed by prepared registered post to the party to receive same at the undernoted address, namely:

(a)	To the Company:
Xcelmobility Inc. #600 - 303 Twin Dolphins Drive, Redwood City, California.

(b)	Xili (Grace) Wang:
#706, Cyber Times Tower B, Tairan Road, Futian District, Shenzhen, China 518040

Any notice delivered shall be delivered personally to Wang and shall be deemed to have been given and received on the business day next following the date of delivery. Any notice mailed as aforesaid shall be deemed to have been given and received on the fifth business day following the date it is posted, provided that if between the time of mailing and actual receipt of the notice there shall be a mail strike, slowdown or other labour dispute which might affect delivery of the notice by mail, then the notice shall be effective only if actually delivered.

10.0                   MODIFICATION/AMENDMENT
10.1                   No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Wang and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

11.0                   ENTIRE AGREEMENT
11.1                   No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

12.0                   GOVERNING LAW
12.1                   The validity, interpretation, construction and performance of this Agreement shall be governed in accordance with the laws of the State of Nevada.

13.0                   VALIDITY
13.1                   The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14.0                   INDEMNIFICATION
14.1                   Wang agrees to indemnify the Company against any claims made for the collection, withholding and payment of any personal taxes associated with the work performed by Wang for the Company by any jurisdiction that makes a claim against Wang or the Company. Furthermore, Wang agrees that if necessary, she will sign additional documents that indemnify the Company against claims for taxes owed in relation to payments made to Wang based on this Management Services Agreement.

15.0                   SIGNATURES IN COUNTERPARTS
15.1                   This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. The parties hereto confirm that any facsimile, scanned or emailed copy of another party's executed counterpart of this Agreement (or its signature page thereof) will be deemed to be an executed original thereof.

                        IN WITNESS WHEREOF the parties hereto have executed these presents the day and year first above written.

The Corporate Seal of the Company,
XCELMOBILITY INC.
was hereunto affixed in the presence of:	C/S

/s/
Authorized Signatory

SIGNED, SEALED AND DELIVERED by
XILI (GRACE) WANG in the presence
of:

Signature
/s/
XILI (GRACE) WANG
Address: #706, Cyber Times Tower B, Tairan
Road, Futian District, Shenzhen, China
518040